THE TILE SHOP REPORTS SECOND QUARTER 2013 RESULTS

— 14.3% Comparable Store Sales Growth –

— Adjusted EBITDA Increases 16.6% to $15.8 Million –

— Company Now Expects to Open 20 New Stores in 2013 –

July 30, 2013 – Tile Shop Holdings, Inc. (NASDAQ: TTS) (the “Company”), a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories, today announced results for its second quarter ended June 30, 2013.

Net sales increased 25.5% to $58.1 million for the quarter ended June 30, 2013 compared with $46.3 million for the second quarter last year. The $11.8 million increase in sales was driven by an increase in comparable store sales of 14.3% or $6.6 million, and incremental net sales of $5.2 million from stores not included in the comparable stores base. For the quarter, Adjusted EBITDA grew 16.6% to $15.8 million, compared to $13.6 million in the same period of the prior year. Adjusted EBITDA as a percentage of sales was 27.2%.

Robert Rucker, Chief Executive Officer, stated, “Strong performance at both the Company’s new stores and at its legacy stores contributed to another strong quarter. The 14.3% increase in same store sales, represents both meaningful sequential, as well as year-over year growth.”

“The Tile Shop is proving that its model has a strong affinity with the consumer across all of our markets, as demonstrated by our increasing market share”, Mr. Rucker continued. The combination of our broad product assortment, room-sized displays, knowledgeable sales associates and competitive pricing, provide a very satisfying in-store experience for our customers. Because of the success of our retail model, our investments in additional infrastructure to support our growth, and the recent opening of our new distribution center in southern Oklahoma, we are in position to increase our expected new store openings in 2013 from 17 to 20. While this may result in some short term margin pressures, it is an important investment that will provide for increased long-term growth and build additional value for all our stakeholders.”

During the second quarter, the Company opened four new stores, which are located in Warwick RI, Glen Burnie MD, Greenville SC, and Plano TX. In July, the Company opened new stores in Dallas, TX and Timonium, MD, bringing the total number of stores that the Company operates to 77 stores in 25 states.

The following is a reconciliation of net income to Adjusted EBITDA. See also the “Non-GAAP Financial Measures” section below.

1

Adjusted EBITDA (in thousands) (Unaudited)	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income (loss)	$3,584	$10,657	$(41,133)	$20,789
Interest expense	495	85	1,089	176
Income taxes	4,015	175	8,279	424
Change in fair value of warrants	2,374	-	54,219	-
Depreciation and amortization	3,407	2,551	6,451	4,793
Deferred compensation expense	-	113	-	1,273
Non-recurring transaction related costs	785	-	1,025	-
Stock-based compensation	1,172	-	2,264	-
Adjusted EBITDA	$15,832	$13,581	$32,194	$27,455

Pro-Forma Non-GAAP Information

The Company presents pro–forma non-GAAP net income to provide useful information to investors regarding the Company’s normal operating performance. Pro-forma non-GAAP net income adds back the non-cash expense related to the change in warrant liability, non-recurring transaction related costs, and includes a pro-forma adjustment for income tax expense as if the Company had been a "C" corporation at the beginning of each period.

On a pro-forma non-GAAP basis, net income for the quarters ended June 30, 2013 and 2012 would have been $6.5 million, and pro-forma non-GAAP earnings per diluted share for both quarters would have been $0.13 per diluted share. See the “Pro-forma Non-GAAP Net Income” table and the “Non-GAAP Financial Measures” section below for a reconciliation of non-GAAP to GAAP earnings.

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Reported income (loss) before income taxes	$7,599	$10,832	$(32,854)	$21,213
Change in fair value of warrants	2,374	-	54,219	-
Non-recurring transaction related costs	785	-	1,025	-
Pro-forma non-GAAP net income before taxes	10,758	10,832	22,390	21,213
Pro forma provision for income taxes	(4,282)	(4,311)	(8,911)	(8,443)
Pro-forma non-GAAP net income	$6,476	$6,521	$13,479	$12,770

Basic shares outstanding	50,852,974	50,852,974	50,852,974	50,852,974
Diluted shares outstanding	51,697,758	51,697,758	51,697,758	51,697,758
Pro forma basic earnings per share	$0.13	$0.13	$0.27	$0.25
Pro forma diluted earnings per share	$0.13	$0.13	$0.26	$0.25

2

Webcast and Conference Call

The Company will host a conference call via live webcast for investors and other interested parties beginning at 5:00 p.m. Eastern Time on Tuesday, July 30, 2013. Participants may access the live webcast by visiting the Company’s investor relations website at www.tileshop.com. The call can also be accessed by dialing (877) 407-3892, or (201) 493-6780 for international participants. The replay of the call will be available from approximately 8:00 p.m. Eastern Time on July 30, 2013 through midnight Eastern Time on August 13, 2013. To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 417099. The archive of the webcast will be available on the Company’s Web site for a limited time.

Additional details can be located in the filing at www.tileshop.com under the Financials – SEC Filings section of its Legal/Investors – Investor Relations page.

About Tile Shop Holdings and The Tile Shop

The Tile Shop is a specialty retailer of manufactured and natural stone tiles, setting and maintenance materials, and related accessories in the United States. The Tile Shop offers a wide selection of products, attractive prices, and exceptional customer service in an extensive showroom setting. The Tile Shop operates 77 stores in 25 states, with an average size of 23,000 square feet. The Tile Shop also sells its products on its website, www.tileshop.com.

Non-GAAP Financial Measures

We calculate Adjusted EBITDA by taking net income calculated in accordance with GAAP, and adding interest expense, income taxes, depreciation and amortization, non-cash change in warrant liability, deferred compensation expense, stock-based compensation expense and non-recurring transaction related costs (secondary offerings, warrant exercise and redemptions and initial merger transaction). Adjusted EBITDA margin is equal to Adjusted EBITDA divided by net sales. Pro-forma non-GAAP net income is determined by adding back the non-cash change in warrant liability, and non-recurring transaction related costs to income before taxes calculated in accordance with GAAP and subtracting from this an estimate for income taxes as if the Company had been a “C” Corporation for all periods.

We believe that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to our financial condition and results of operations. Our management uses these non-GAAP measures to compare our performance to that of prior periods for trend analyses, for purposes of determining management incentive compensation, and for budgeting and planning purposes. These measures are used in monthly financial reports prepared for management and our board of directors. We believe that the use of these non-GAAP financial measures provide an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial measures with other specialty retailers, many of which present similar non-GAAP financial measures to investors.

Our management does not consider these non-GAAP measures in isolation or as an alternative to financial measures determined in accordance with GAAP. The principal limitations of these non-GAAP financial measures are that they exclude significant expenses and income that are required by GAAP to be recorded in our consolidated financial statements. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which expenses and income are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, management presents non-GAAP financial measures in connection with GAAP results. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures and not to rely on any single financial measure to evaluate our business.

3

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward looking statements include any statements regarding the Company’s strategic and operational plans, expected financial performance of new stores, and the benefits of the Company’s operating model. Forward looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward looking statements, including but not limited to unforeseen events that may affect the retail market or the performance of the Company’s stores. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances. Investors are referred to the most recent reports filed with the SEC by the Company.

Contacts:

Investors and Media: Brad Cohen: 763-852-2988 investorrelations@tileshop.com

4

Tile Shop Holdings Inc and Subsidiaries
Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net sales	$58,123	$46,314	$114,958	$92,175
Cost of sales	17,257	12,655	33,719	24,828
Gross profit	40,866	33,659	81,239	67,347
Selling, general and administrative expenses	30,390	22,643	58,744	44,707
Deferred compensation expense	-	113	-	1,273
Income from operations	10,476	10,903	22,495	21,367
Interest expense	495	85	1,089	176
Change in value of warrants	2,374	-	54,219	-
Other (expense) income	(8)	14	(41)	22
Income (loss) before income taxes	7,599	10,832	(32,854)	21,213
Provision for income taxes	(4,015)	(175)	(8,279)	(424)
Net income (loss)	$3,584	$10,657	$(41,133)	$20,789

Weighted average basic shares outstanding	51,556,088	32,000,000	48,224,049	32,000,000
Basic income (loss) earnings per share	$0.07	$0.33	$(0.85)	$0.65

Weighted average diluted shares outstanding	53,259,250	32,000,000	48,224,049	32,000,000
Diluted income (loss) earnings per share	$0.07	$0.33	$(0.85)	$0.65

Pro forma computation related to conversion to C Corporation for income tax purposes (1)
Historical income before income taxes	$-	$10,831	$-	$21,213
Pro forma provision for income taxes	-	(4,311)	-	(8,485)
Pro forma net income	$-	$6,520	$-	$12,728

(1) Company converted to C Corporation in August, 2012

5

Tile Shop Holdings Inc and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$3,810	$2,987
Inventories	58,684	46,890
Prepaid inventory	8,659	6,051
Income tax receivable	6,677	2,529
Deferred tax asset	10,522	9,364
Other current assets	3,408	3,992
Total current assets	91,760	71,813
Property, plant and equipment, net	99,945	82,080
Deferred tax asset	19,354	20,865
Other assets	1,248	1,316
TOTAL ASSETS	$212,307	$176,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$23,044	$14,968
Current portion of long term debt and capital leases	3,845	4,094
Accrued wages and salaries	3,351	2,912
Other accrued liabilities	8,618	7,734
Deferred compensation	6,168	6,171
Total current liabilities	45,026	35,879
Long-term debt, net	71,370	69,310
Capital lease obligation, net	1,283	1,420
Deferred rent	22,089	18,583
Warrant liability	-	95,645
TOTAL LIABILITIES	139,768	220,837

Commitments and contingencies

Stockholders’ equity:
Common stock, par value 0.0001; authorized: 100,000,000 shares;
issued: 51,147,949 and 43,177,822 shares	5	4

Preferred stock, par value $.0001; authorized: 10,000,000 shares; 0 issued shares	-	-
Additional paid-in-capital	167,867	9,434
Accumulated deficit	(95,333)	(54,201)
Total stockholders’ equity	72,539	(44,763)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$212,307	$176,074

6

Tile Shop Holdings Inc and Subsidiaries
Consolidated Statement of Cash Flows
($ in thousands)
(Unaudited)
	Six months ended June 30,
	2013	2012
Cash Flows From Operating Activities
Net (loss) income	$(41,133)	$20,789
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt issuance costs	60	-
Depreciation and amortization	6,451	4,793
Loss on disposals of property, plant and equipment	62	3
Market value adjustment to preferred units	-	23
Change in fair value of warrants	54,219	-
Deferred rent	3,506	2,417
Stock based compensation	2,264	-
Deferred income taxes	353	-
Changes in operating assets and liabilities:
Trade receivables	(528)	(387)
Inventories	(11,794)	1,957
Prepaid expenses and other current assets	(1,479)	(3,477)
Accounts payable	5,544	5,309
Accrued interest	149	-
Income tax receivable	(4,148)	-
Accrued expenses and other liabilities	1,170	1,260
Net cash provided by operating activities	14,696	32,687

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(21,845)	(12,138)
Net cash used in investing activities	(21,845)	(12,138)

Cash Flows From Financing Activities
Payments of long-term debt and capital lease obligations	(30,326)	(583)
Proceeds from long-term debt	32,000	37
Distribution to members	-	(10,274)
Preferred stock distributions	-	(300)
Repurchase of warrants	(30,108)	-
Repurchase of common units	(46,000)	-
Proceeds from exercise of warrants	82,413	-
Debt issuance costs	(7)	-
Receipt on note from member	-	1,205
Net cash provided by financing activities	7,972	(9,915)

Net change in cash	823	10,634

Cash and cash equivalents beginning of period	2,987	6,283
Cash and cash equivalents end of period	$3,810	$16,917

7